EXHIBIT 23.3

Consent of Independent Auditors

We consent to the use of our report dated April 17, 2014, with respect to the consolidated financial statements of Chartwell Investment Partners, LP and Subsidiaries as of and for the years ended December 31, 2013 and 2012, incorporated by reference in this Registration Statement on Form S-8 of TriState Capital Holdings, Inc. for the registration of 4,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, PA
June 2, 2014